Exhibit 99.1

For Immediate Release

PostRock Reports Year-End Results

OKLAHOMA CITY – March 7, 2012 — PostRock Energy Corporation (NASDAQ:PSTR) (“PostRock” or the “Company”) today announced its results for the year ended December 31, 2011. The Company identified the following as key events that took place during 2011.

•	116 wells were completed and 49 recompletions executed in the Cherokee Basin.

•	The final phases of the sale of certain Appalachian assets were closed.

•	A 26.4% stake in Constellation Energy Partners was purchased for $17.6 million including $13 million in cash, 1 million shares of common stock and warrants to acquire 673,822 shares.

•	Initiated a strategic review of the KPC pipeline.

•	Reduced debt $27.2 million, another $11 million was paid down in early 2012.

•	Settled the Oklahoma and Kansas royalty lawsuits.

•	Reduced general and administrative expenses by $7.6 million, or 30.6%.

•	Implemented a field optimization program that reduced operating costs by $932,000.

2011 Results

Revenues fell to $96.3 million, a 7.3% decline from the prior year. The decline reflected reduced volumes and lower gas prices. Excluding asset sales, production fell 3.5% to 51.4 MMcfe a day. Average prices for the year, excluding hedging, decreased to $4.25 per Mcfe. Gathering revenue declined 10.4% to $5.2 million. Gathering revenue will remain lower going forward due to reduced charges agreed to in settling the royalty litigation. Pipeline revenue increased 10.4% to $11.2 million. Realized hedging gains, which are not included in revenue, totaled $33.7 million.

Production costs, including lease operating expenses (“LOE”), gathering and severance and ad valorem taxes, remained flat at $47 million. Production costs totaled $2.51 per Mcfe, a 5.0% increase from 2010, driven by lower production. While our initial field optimization programs resulted in significant improvements in compression and vehicle and equipment costs, the reductions were offset by increased labor and repair and maintenance costs. Optimization projects initiated since year-end are addressing those areas. Pipeline operating expense fell 17.2% to $5.2 million. General and administrative expenses dropped 30.6% to $17.2 million, reflecting a significant reduction in professional services.

Fourth Quarter Results

Revenues fell 7.9% from the prior year period to $21.6 million. The decline reflected reduced volumes and lower gas prices. Excluding asset sales, production declined 6.3% to 50.4 MMcfe a day. Average prices, excluding hedging, decreased 1.5% to $3.79 per Mcfe in the quarter. Gathering revenue declined 32.4% to $967,000, principally due to the recent royalty litigation settlement. Pipeline revenue increased 7.9%, to $3.0 million. Realized hedging gains, which are not included in revenue, totaled $10.5 million.

Production costs increased slightly to $11.5 million. The increase was primarily due to workovers as efficiency gains were offset by increased labor costs. Production costs totaled $2.47 per Mcfe, a 9.0% increase from the prior year. This reflected the cost of workovers coupled with declining production. Pipeline operating expenses decreased 26.8% to $1.1 million. General and administrative expenses fell 40.8% to $2.9 million, reflecting significantly reduced professional services.

Hedges

At December 31, 2011, PostRock held natural gas hedges covering 30.1 MMcf a day for 2012 at an average price of $6.56 per Mcf and oil hedges covering 115 Bbls a day at $87.90 a Bbl. The Company also holds gas hedges covering 24.7 MMcf a day in 2013 at an average price of $6.58. The value of these hedges at December 31, 2011, was $62.5 million. This value changes daily based on oil and gas price fluctuations and the monthly roll off of hedges.

In the first quarter of 2012, crude oil hedges covering 260 MBbls of oil production through 2016 were entered into. The new swaps cover an additional 67 Bbls a day at $104.00 a Bbl starting in March 2012. The swaps cover 181 Bbls a day at $101.70 a Bbl in 2013, 169 Bbls a day at $97.00 a Bbl in 2014, 159 Bbls a day at $93.40 a Bbl in 2015 and 148 Bbls a day at $91.10 a Bbl in 2016.

Debt and Liquidity

At December 31, 2011, PostRock had $193 million of debt, consisting of $190 million of Borrowing Base loans and $3 million of pipeline debt. The pipeline loan was fully retired subsequent to year-end. Including $1.6 million of letters of credit, available liquidity at year-end approximated $8.7 million. As announced, the Company sold $7.5 million of common stock to White Deer Energy L.P. on February 9, 2012. The sale covered 2,180,233 common shares at a price of $3.44 a share. These funds plus cash flows during the period increased liquidity to approximately $20 million at March 5, 2012. At year-end, PostRock elected to again pay-in-kind White Deer’s quarterly preferred dividend. This increased the liquidation value of PostRock’s Preferred by $2.0 million to $69.8 million. As a result, White Deer also received 725,649 additional warrants with a strike price of $2.80. White Deer currently holds a total of 21.6 million warrants exercisable at an average price of $3.23 a share and 2,180,233 common shares.

	December 31,
	2010	2011
	(in thousands)
Cash and equivalents	$730	$349

Long-term debt (including current maturities)
Borrowing base facility	$187,000	$190,000
Secured pipeline loan	13,500	3,000
QER loan	19,721	—

Total	$220,221	$193,000

Redeemable preferred stock	$50,622	$56,736
Stockholders’ equity (deficit)	(12,792)	7,810

Total capitalization	$258,051	$257,546

Capital Expenditures

Capital expenditures in 2011 totaled $30.3 million, a slight decrease from the amount spent in 2010. This spending included $29.3 million related to oil and gas operations and $1.0 million to KPC Pipeline. In the Cherokee Basin, 116 wells were completed, of which 17 had been drilled prior to 2011.

For 2012, the Company has budgeted $22.4 million of capital spending. Of this amount, $12.1 million will pay for the drilling and completion of 34 new wells in the Cherokee Basin, 36 recompletions in Appalachia and 8 recompletions and 5 wells in central Oklahoma. In addition, $9.6 million has been budgeted for leasehold acquisition, land, infrastructure and equipment purchases and approximately $764,000 for the KPC Pipeline. These capital expenditures are expected to be funded with internal cash flow.

Reserves

Proved reserves decreased 7.6% to 124.7 Bcfe at year end 2011. The decline was the result of a reduced capital development plan and a decrease in year-end SEC pricing which caused the majority of our PUD locations to become uneconomic. The decline was partially offset by additions that were mostly driven by revisions to previous estimates, which added 7.2 Bcfe, and an additional 2.1 Bcfe was added from our drilling program. At year-end 2011, approximately 99.2% of the Company’s reserves were classified as proved developed.

	Gas (Mcf)	Oil (Bbls)	Total (Mcfe)
Balance, December 31, 2010	130,462,031	744,266	134,927,627
Purchase of reserves in place	—	—	—
Extensions, discoveries, and other additions	1,752,746	54,761	2,081,312
Sale of reserves	(754,479)	—	(754,479)
Revisions of previous estimates	5,068,946	352,981	7,186,831
Production	(18,309,056)	(78,087)	(18,777,578)

Balance, December 31, 2011	118,220,188	1,073,921	124,663,713

Management Comment

Terry Carter, PostRock’s President and Chief Executive Officer, said, “Although we continue to make good progress on the turnaround, 2011 results did not meet expectations. Our proven reserves, production and revenue declined for the second straight year and we only added 2.1 Bcfe of new reserves through the drill bit. As we mentioned in our November earnings call, we generally stopped drilling new wells in the Cherokee Basin as gas prices continued to fall. We made this decision due to a combination of poor results and declining gas prices. Our typical Cherokee Basin CBM well is expected to recover 110-140 MMcf of dry gas. For a group of 90 wells completed during the year, ultimate recovery is likely to be slightly less than projected. At current gas prices, returns are in the mid-teens instead of the 20-30% indicated in pre-drill analyses. Development costs averaged $1.62/Mcf versus our goal of $1.50/Mcf. We continue work to determine how we can combine appropriate technology with reduced costs to improve overall results in our CBM opportunities. However, until results materially improve or new technologies prove to be commercial, we have adjusted our development plan to focus entirely on select oil opportunities and holding expiring acreage.

Both G&A and the total oil and gas production expense have declined a combined $7.4 million from 2010. Additionally, changes made in the first quarter of 2012 will reduce our overall costs by another $2 million a year going forward and we expect to find more improvements as we move through the year. Importantly, we continued to improve our balance sheet in this environment. Debt was reduced $27.2 million in 2011, and exclusive of asset sales or unplanned investments, we expect a similar or greater reduction in 2012. In alignment with our overall strategy to focus completely on the E&P business, we retained Robert W. Baird & Co. Incorporated to advise us on strategic opportunities involving KPC. That process could further de-lever the Company.

We remain committed to our strategy of consolidating operations in the Basin. In the current gas price environment, the benefits of potential cost sharing matter more than ever. Finally, we remain committed to a constant focus on technology and systems that can improve how we exploit and expand our reserve base and reduce costs.”

Webcast and Conference Call

PostRock will host its quarterly webcast and conference call tomorrow, Thursday, March 8, 2012 at 10:00 a.m. Central Time. The live webcast will be accessible on the ‘Investors’ page at www.pstr.com, where it will also be available for replay. The conference call number for participation is 866-516-1003.

PostRock Energy Corporation is engaged in the acquisition, exploration, development, production and transportation of oil and natural gas, primarily in the Cherokee Basin of Kansas and Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns a 1,120 mile interstate natural gas pipeline, which transports natural gas from northern Oklahoma and western Kansas to Wichita and Kansas City.

Forward-Looking Statements

Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by PostRock. These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Company’s Annual Report on Form 10-K and other filings with the SEC. The Company’s filings with the SEC may be found at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Company Contact

North Whipple

Director, Finance & Investor Relations

nwhipple@pstr.com

(405) 702-7423

Reconciliation of Non-GAAP Financial Measures

The following table represents a reconciliation of net income to EBITDA and adjusted EBITDA, as defined, for the period presented.

	Three Months Ended December 31,		Year Ended December 31,
	2010	2011	(Combined) 2010	2011
		(in thousands)
Net income attributable to controlling interest	$9,609	$9,353	$56,999	$20,030
Adjusted for:
Net income attributable to non-controlling interest	—	—	9,958	—
Income taxes	—	—	—	—
Interest expense, net	3,112	2,774	25,473	10,707
Depreciation, depletion, accretion and amortization	7,801	7,180	22,847	27,662

EBITDA	$20,522	$19,307	$115,277	$58,399

Other (income) expense, net	(8)	(14)	28	(207)
(Gain) on forgiveness of debt	(2,909)	—	(2,909)	(1,647)
Loss from equity investment	—	3,748	—	4,607
Unrealized (gain) loss from derivative financial instruments	13,193	(8,208)	(41,184)	(1,737)
Recovery of misappropriated funds	(595)	—	(1,592)	—
(Gain) loss on disposal of assets	(13,626)	1,825	(13,495)	(10,560)
Litigation reserve	—	11	1,640	11,592
Stock based compensation	648	74	2,443	1,258
Impairment	—	—	—	—
Office closure costs	—	—	—	757

Adjusted EBITDA	$17,225	$16,743	$60,208	$62,462

Although adjusted EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, or GAAP, management considers it an important measure of performance. Adjusted EBITDA is not a substitute for the GAAP measures of earnings or cash flow and is not necessarily a measure of the Company’s ability to fund its cash needs. In addition, it should be noted that companies calculate adjusted EBITDA differently, and therefore adjusted EBITDA as presented herein may not be comparable to adjusted EBITDA reported by other companies. Adjusted EBITDA has material limitations as a performance measure because it excludes, among other things, (a) interest expense, which is a necessary element of business to the extent that an entity incurs debt, (b) depreciation, depletion and amortization, which are necessary elements of any business that uses capital assets, (c) impairments of oil and gas properties, which may at times be a material element of an independent oil company’s business, and (d) income taxes, which may become a material element of the Company’s operations in the future. Because of its limitations, adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of PostRock’s business.

POSTROCK ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2011	(Combined) 2010	2011
Revenue
Oil and gas sales	$19,202	$17,582	$87,936	$79,887
Gathering	1,430	967	5,847	5,239
Pipeline	2,819	3,043	10,129	11,183

Total	23,451	21,592	103,912	96,309
Costs and expenses
Production expense	11,302	11,451	46,974	47,136
Pipeline expense	1,463	1,071	6,305	5,219
General and administrative	4,933	2,922	24,800	17,199
Litigation reserve	—	11	1,640	11,592
Depreciation, depletion and amortization	7,801	7,180	22,847	27,662
(Gain) loss on disposal of assets	(13,626)	1,825	(13,495)	(10,560)
Recovery of misappropriated funds	(595)	—	(1,592)	—

Total	11,278	24,460	87,479	98,248

Operating income (loss)	12,173	(2,868)	16,433	(1,939)

Other income (expense)
Gain (loss) from derivative financial instruments	(2,369)	18,729	73,116	35,429
Loss from equity investment	—	(3,748)	—	(4,607)
Gain on forgiveness of debt	2,909	—	2,909	1,647
Other income (expense)	8	14	(28)	207
Interest expense, net	(3,112)	(2,774)	(25,473)	(10,707)

Total	(2,564)	12,221	50,524	21,969

Income before income taxes	9,609	9,353	66,957	20,030
Income taxes	—	—	—	—

Net income	9,609	9,353	66,957	20,030
Net income attributable to non-controlling interest	—	—	(9,958)	—

Net income attributable to controlling interest	9,609	9,353	56,999	20,030
Preferred stock dividends	(1,800)	(2,032)	(1,980)	(7,779)
Accretion of redeemable preferred stock	(298)	(439)	(327)	(1,580)

Net income available to common stock	$7,511	$6,882	$54,692	$10,671

Net income per common share
Basic	$0.91	$0.72	n/m	$1.21

Diluted	$0.66	$0.69	n/m	$0.71

Weighted average common shares outstanding
Basic	8,239	9,550	n/m	8,786

Diluted	11,372	10,018	n/m	15,050

POSTROCK ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2010	2011
ASSETS
Current assets
Cash and cash equivalents	$730	$349
Accounts receivable - trade, net	11,845	9,123
Other receivables	1,153	1,267
Inventory	6,161	1,788
Other current assets	2,799	7,492
Derivative financial instruments	31,588	42,803

Total	54,276	62,822
Oil and gas properties, full cost, net	116,488	124,068
Pipeline assets, net	61,148	59,088
Other property and equipment, net	15,964	14,726
Equity investment	—	12,994
Other noncurrent assets, net	9,303	3,497
Derivative financial instruments	39,633	29,516

Total assets	$296,812	$306,711

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$7,030	$6,286
Revenue payable	5,898	4,972
Accrued expenses and other current liabilities	7,190	8,700
Litigation reserve	1,020	3,081
Current portion of long-term debt	10,500	3,000
Derivative financial instruments	3,792	5,223

Total	35,430	31,262
Derivative financial instruments	6,681	4,611
Long-term debt	209,721	190,000
Asset retirement obligations	7,150	11,733
Other noncurrent liabilities	—	4,559

Total liabilities	258,982	242,165

Commitments and contingencies
Series A cumulative redeemable preferred stock	50,622	56,736

Stockholders’ equity
Preferred stock	2	2
Common stock	82	99
Additional paid-in capital	377,538	378,093
Accumulated deficit	(390,414)	(370,384)

Total (deficit) equity	(12,792)	7,810

Total liabilities and equity	$296,812	$306,711

POSTROCK ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	(Predecessors)
	January 1, 2010 to March 5, 2010	March 6, 2010 to December 31, 2010	Year Ended December 31, 2011
Cash flows from operating activities
Net income	$21,736	$45,221	$20,030
Adjustments to reconcile net income to cash provided by operations
Depreciation, depletion and amortization	4,164	18,683	27,662
Stock-based compensation	808	1,635	1,258
Impairments	—	—	—
Amortization of deferred loan costs	2,094	5,753	1,709
Change in fair value of derivative financial instruments	(21,573)	(19,611)	(1,737)
Litigation reserve	—	270	6,042
Recovery of misappropriated funds	—	(487)	—
(Gain) on disposal of assets	—	(13,495)	(10,560)
(Gain) on forgiveness of debt	—	(2,909)	(1,647)
Loss from equity investment	—	—	4,607
Other non-cash changes to net income	—	138	618
Change in assets and liabilities
Accounts receivable	777	2,201	2,696
Other current assets	466	(486)	(1,281)
Other assets	2	(3,224)	(649)
Accounts payable	(240)	(4,613)	(2,521)
Accrued expenses	983	465	(3,502)
Other	—	17	(17)

Cash flows from operating activities	9,217	29,558	42,708

Cash flows from investing activities
Restricted cash	(1)	691	28
Proceeds from sale of equity securities	—	—	1,634
Equity investment	—	—	(12,883)
Proceeds from sale of assets	—	14,062	12,723
Equipment, development, leasehold and pipeline	(2,282)	(25,858)	(29,338)

Cash flows from investing activities	(2,283)	(11,105)	(27,836)

Cash flows from financing activities
Proceeds from issuance of preferred stock and warrants	—	60,000	—
Proceeds from debt	900	2,100	3,000
Repayments of debt	(41)	(102,023)	(18,319)
Proceeds from stock option exercise	—	—	66
Debt and equity financing costs	—	(6,477)	—

Cash flows from financing activities	859	(46,400)	(15,253)

Net increase (decrease) in cash	7,793	(27,947)	(381)
Cash and equivalents-beginning of period	20,884	28,677	730

Cash and equivalents-end of period	$28,677	$730	$349